INVISION CAPITAL, INC.
# 212-810 Peace Portal Drive
Blaine, WA, 98230
United States of America
TELEPHONE: (360) 305-5696
OTC BB: IVCA

October 9, 2006

FOR IMMEDIATE DISEMINATION

EDI EXPLORATION DRILLING INTERNATIONAL GMBH
SIGNS MEMORANDUM OF UNDERSTANDING WITH STATE OWNED COMPANY IN NAMIBIA

Blaine, Washington – October 6, 2006 – Invision Capital, Inc. (OTCBB: IVCA) announced today that its wholly owned subsidiary, EDI Exploration Drilling International GmbH (“EDI”), based in Haltern am See, Germany, has entered into a memorandum of understanding with two companies based in Namibia. The memorandum of understanding (the “Namibian MOU”) was executed on September 29, 2006 with August 26 Holding Company (Pty.) Ltd. and Pamue Investment Corporation (Pty.) Ltd., both of which have their head offices in the Namibian capital of Windhoek. EDI believes that the Namibian MOU will form the basis for a long-term cooperative relationship and will allow EDI to establish itself in southern Africa more quickly and over a wider area.

Under the terms of the Namibian MOU, Pamue Investment Company (Pty.) Ltd. (“Pamue Investment”) and August 26 Holding Company (Pty.) Ltd. (“August 26 Holding”) will undertake to procure water drilling projects on behalf of the parties to the Namibian MOU. The terms and conditions under which any projects may be undertaken will be agreed upon by EDI, Pamue Investment and August 26 Holding prior to commencement. EDI will employ Namibian drilling companies to assist in the execution of any water drilling or exploration projects procured. Projects procured under the Namibian MOU will utilize EDI’s patent pending technologies, the Fluid Finder, the Medium Changer and the Water Save.

The Namibian MOU also contemplates that, on terms to be agreed upon by the parties, Pamue Investment and August 26 Holding may obtain a shareholding in EDI’s wholly owned Namibian subsidiary, EDI Southern Africa (Pty.) Ltd. (“EDI Southern Africa”). The provisions of the Namibian MOU extend for a period ending on October 31, 2006 or such later date as may be agreed to by the parties, or unless earlier terminated by the procurement of a water drilling contract or upon Pamue Investment and August 26 Holding obtaining an interest in EDI Southern Africa.

The August 26 Holding Company (Pty.) Ltd. is a company wholly owned by the Namibian Ministry of Defence. Although owned by the Ministry of Defence, August 26 Holding operates, for the most part, on an autonomous basis, and has dealings in a number of business ventures, including manufacturing, agriculture, construction and mining.

Pamue Investment Corporation (Pty.) Ltd. is a corporation with limited liability that invests in expanding companies within its own country and the neighboring regions of south-western Africa. In the local language, “pamue” roughly translates to “cooperation” in the local dialect, which accurately describes the philosophy of the company. Pamue Investment is exclusively owned by Namibians who come from all areas of the country and all social groups. Pamue Investment’s goal is to promote the long term growth of the local economy in a socially conscious and ethical manner.

EDI is the wholly owned subsidiary of Invision Capital, Inc. EDI specializes in innovative water well drilling, construction and maintenance technologies and systems. EDI believes that the technologies and systems developed by it can be used to discover and exploit drinking water deposits up to 40% more cheaply than traditional systems. EDI’s technologies allow for the analysis of different hydro-geological layers without the drilling of multiple well holes. In addition, EDI’s technologies enable the construction of more stable water wells, ensuring cleaner drinking water and reducing or eliminating contamination from higher aquifers. EDI’s systems can also be used in the drilling and construction of oil and gas wells.

Invision Capital Inc.’s shares are traded on over-the-counter market in the United States (OTC BB: IVCA) as well as on the stock market in Frankfurt (WKN: A0JKCN, ISIN: US46184W2098).

This Press Release may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, the Company is a development stage company, and has not earned any revenues to date. There are no assurances that EDI’s co-operative affiliation with Pamue Investment and August 26 Holding will result in any future contracts for its products or services or that the Company will be able to earn any future revenues or generate any future sales of its products or services.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

INVISION CAPITAL, INC.

/s/ Guenter Thiemann

Guenter Thiemann
Chief Financial Officer and Treasurer

For additional information, contact:

Dipl.-Ing. Rainer Rotthaeuser
Chief Executive Officer and President
Goethestrasse 61
D-45721 Haltern am See
Tel.:	+49-2364-60 44 28
Fax:	+49-2364-60-44 29
Email: r.rotthaeuser@edipower.com